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EXHIBIT 99.2


SOURCE: FINANCIAL TELECOM LIMITED (USA) INC.

Shanghai, October 20, 2005, 8:00am EST

PRESS RELEASE

FINTEL EXPANDS INTO AIRCRAFT LEASING AND FINANCING

Shanghai, October 20, 2005, -- /BusinessWire/ -- Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTCBB: FLTL), announced today it has signed a definitive agreement to acquire control of MK Aviation S.A. Under the agreement, Fintel will issue 372,430,363 common shares to the shareholders of MK Aviation, in exchange for 75% of the total issued and outstanding shares of MK Aviation. The agreement has received written consent by the majority of Fintel's shareholders, and unanimous approval by its Board. The shareholders and Board of MK Aviation are unanimous in their approval. Closing is expected to occur prior to December 30, 2005. The acquisition will increase consolidated net assets by at least $7.5mm, and cash flows and incomes subsequently.

MK Aviation leases and finances commercial aircraft, and focuses on the Central and South American markets. Fintel and MK Aviation management will jointly expand the aircraft leasing and financing operations into Asia, particularly PR China, where growth continues to be very high.

As reported by the General Administration of Civil Aviation of China, in its China Aviation Airport Statistics Report 2004, dated 25/02/05, the total volume of passengers during 2004 reached 242 million, an increase of 38.8% over 2003. This passenger volume includes 217 million domestic travelers (up 37.4%) and
24.2 million overseas travelers (up 22.3%). Cargo volume was 5.53 million tones (up 22.3%). The results were tabulated for 133 airports and 132 cities.

"This acquisition marks the expansion of Fintel's financial services into the lucrative asset class of aircraft", comments Fintel CEO, David Chen. "The fast-growing market of air transportation in China holds great potential for us. We aim to capture the opportunities offered by cross-border aircraft leasing business between China and South America, by bringing MK Aviation's expertise to the underdeveloped financial market in China."

MEET THE CEOS

Mr Kraselnick, CEO for MK Aviation, and Mr Chen, CEO for Fintel, will be attending the forthcoming China Growth Conference, on November 1 and 2, 2005, at the Princeton Club, in New York, NY. They will be delighted to meet shareholders and interested parties. For more information about the conference, please visit www.adam-friedman.com

ABOUT FINANCIAL TELECOM LIMITED (USA), INC. (FINTEL GROUP)

Fintel is an investment and consulting company, focused on private small and medium size enterprises (SMEs). Our mission is to create shareholder wealth by capitalizing on the growth of SMEs. For further information please visit www.fintel.com

ABOUT MK AVIATION S.A.

MK Aviation is a privately held, aircraft leasing company based in Panama, with a 30-year history of success. It buys aircraft and leases them to all the major airlines in the world. Leases are typically operating leases of long-term durations, and with substantial net cash flows to the company. For further information please visit www.MK Aviation.com

Forward-looking statements:

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.

Contact:          Ms. Flora Song
                  Tel:  (8621) 3304 0830   Fax: (8621) 3304 0970
                  Email: flora.song@fintel.com